NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC DECLARES THIRD QUARTER CASH DIVIDEND OF 20 CENTS PER SHARE AND A SPECIAL ONE-TIME CASH DIVIDEND OF $1.00 PER SHARE

CHICAGO – August 21, 2019 – The Board of Directors of Old Republic International Corporation (NYSE: ORI) has declared a regular quarterly cash dividend of 20 cents per common share. This dividend is payable September 16, 2019 to shareholders of record on September 6, 2019. Subject to Board approval of each quarter’s new rate, the full year’s cash dividend will amount to 80 cents per share.

At the same meeting, the Board of Directors evaluated the overall level and liquidity of the Company’s capitalization in support of the sustainable, long-term financial stability and growth of the enterprise. In anticipation of gradually reducing, with regulatory approval, the capitalization of ORI’s run-off mortgage guaranty insurance subsidiaries, the Board concluded that excess capital can now be returned to all shareholders in the form of a special, one-time cash dividend of $1.00 per common share. Based on these considerations the Board of Directors has declared a special cash dividend of $1.00 per common share to be paid to shareholders of record on September 6, 2019, concurrently with the above noted regular cash dividend, for a total of $1.20 per share.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode since 2012. Old Republic’s general insurance business ranks among the nations’ 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic’s business requires that it be managed for the long-run. Its cash dividend policy reflects this long term orientation. The current annualized dividend rate marks the 38th consecutive year that Old Republic has boosted this rate, and 2019 becomes the 78th year of uninterrupted regular cash dividend payments. Here’s a summary of recent years’ total book and market returns, which include the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI Compounded Total		Selected Indices' Compounded
	Annual Returns		Total Annual Returns
			Gross	S & P	S & P
			Domestic	500	Insurance
	Book Value	Market Value	Product	Index	Index
Ten Years 1998 – 2008	9.3%	3.5%	5.0%	-1.4%	-4.2%
Ten Years 2008 – 2018	6.0%	11.8%	3.4%	13.1%	11.0%
Twenty Years 1998 – 2018	7.6%	7.6%	4.2%	5.6%	3.1%

According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in the 56th place among just 105 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

See the following page for additional ORI contact information.

See the following page for additional contact ORI information. For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100